EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BARRACUDA NETWORKS, INC.,

SOOKASA INC.

AND

S ACQUISITION CORP.

DATED AS OF MARCH 16, 2016

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 15, 2016, by and among Barracuda Networks, Inc., a Delaware corporation (“Parent”), S Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Sookasa Inc., a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and Company believe it is in the best interests of each corporation and its respective stockholders that Parent acquire Company through the statutory merger of Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger, subject to the terms and conditions of this Agreement.

B. Pursuant to the Merger and subject to the terms and conditions of this Agreement, among other things, all of the issued and outstanding capital stock of Company shall be cancelled and extinguished as set forth herein.

C. Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. Concurrent with the execution and delivery of this Agreement as a material inducement to Parent and Sub to enter into this Agreement, all of the Key Employees (as defined in the closing conditions hereof) are entering into agreements with Parent regarding their continued employment with the Surviving Corporation following the Effective Time (the “Employment Agreements”).

E. APPENDIX I of this Agreement contains definitions for certain defined terms used in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into Company, the separate corporate existence of Sub shall cease, and Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place no later than the first Business Day following satisfaction or waiver of the conditions set forth in Article VI hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Parent, unless another time or place is mutually agreed upon in writing by Parent and Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT B with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Sookasa Inc..”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Securities of the Constituent Corporations.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, Company or the Company Stockholders, each outstanding share of Company Capital Stock and any convertible securities (including any stock options or warrants) shall be canceled and extinguished, it being understood that the payment of the Purchase Price shall be allocated for transaction expenses.

(b) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Appraisal Rights.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be cancelled and extinguished as set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

(c) Company shall give Parent (i) prompt notice of any written demand for appraisal received by Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Parent shall approve, in advance, any communication to be made by Company to any Company Stockholder with respect to such demands.

1.8 Payments at Closing. At the Closing:

(a) Parent shall pay the purchase price of $1.00 (“Purchase Price”) to the Company; and

(b) Parent shall pay to Silicon Valley Bank, the Company’s senior secured creditor, the cash sum of $250,000 as well as issue to Silicon Valley Bank or its designated Affiliate unregistered Parent common stock in the amount of 10,000 shares.

1.9 Limitation of Liability. Following the Closing, the Purchase Price shall constitute the sole and exclusive remedy for recovery of any losses whatsoever by Parent and any of its Affiliates in connection with any breach of or failure under any representation, warranty, covenant or agreement under this Agreement or otherwise relating in any way to the transactions contemplated hereby. Parent and each of its Affiliates hereby irrevocably waives any and all rights they may have to make claims against the Company Stockholders under statutory or common law to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement will limit the liability of any Company Stockholder with respect to damages that directly result from the intentional, willful and/or fraudulent breach, by such Company Stockholder, of any of the representations and warranties in Article II or any covenants set forth in Article IV.

1.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, Parent, Sub, and the officers and directors of Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Sub, as of the date hereof and as of the Closing Date (and hereby indemnifies Parent and Sub for any damages that result from the intentional, willful and/or fraudulent breach of the following representations and warranties) that:

2.1 Organization of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Company has delivered to Parent a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Section 2.1(a) of the Disclosure Schedule lists the directors and officers of Company. The operations now being conducted by Company are not now and have never been conducted by Company under any other name. Section 2.1(b) of the Disclosure Schedule also lists every state or foreign jurisdiction in which each of Company has employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized capital stock of Company consists of 18,500,000 shares of Company Common Stock, of which 7,809,681 shares are issued and outstanding, and 10,294,789 shares of Company Preferred Stock, of which 10,294,789 shares are issued and outstanding. As of the date of this Agreement, the capitalization of Company, including the legal and beneficial owners of all outstanding Company Capital Stock is as set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which Company is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Company has no capital stock authorized, issued or outstanding, other than as set forth above.

(b) Except for the Company Option Plan, Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any person. Company has authorized and reserved a cumulative total of 2,284,891 shares of Company Common Stock for issuance to employees and directors of, and consultants to, Company upon the issuance of stock or the exercise of options granted under the Company Option Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which (i) 1,696,666 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Option Plan, and (ii) 429,681 shares have been issued upon the exercise of options granted under the Company Option Plan. As of the date hereof, an aggregate of 65,000 shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants. Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the domicile address of such holder (if available) and the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant. All Company Options were issued in compliance with Section 409A of the Code. There are no stockholder loans. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or other agreements, written or oral, to which Company is a party or by which Company is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. There are no outstanding or authorized stock appreciation, restricted stock, phantom stock, restricted stock units, performance stock units, performance shares, profit participation, or other similar rights with respect to Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Company. There are no agreements to which Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(c) Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity.

2.3 Subsidiaries. The Company has no Subsidiaries.

2.4 Authority. Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company and subject to receipt of the Requisite Stockholder Approval and no further action is required on the part of Company to authorize the Agreement and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by Company Stockholders. The Requisite Stockholder Approval as defined in Section 5.1 hereof constitutes the vote required to approve this Agreement by the Company Stockholders pursuant to the Charter Documents and applicable Law. This Agreement and the Merger have been unanimously approved by the Board of Directors of Company. This Agreement has been duly executed and delivered by Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies (the “Bankruptcy and Equity Exceptions”).

2.5 No Conflict. The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not, in whole or in part, (a) constitute a breach or violation of, or a default under, conflict with (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”), any Contract, permit, concession or franchise to which Company or any of its respective properties or assets (whether tangible or intangible) is subject, (b) constitute a breach or violation of, or a default under, any provision of the Charter Documents or the organizational documents of any of its Subsidiaries or (c) violate any Law applicable to Company or any of its respective properties (whether tangible or intangible) or assets.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with Company (so as not to trigger any Conflict), is required by, or with respect to, Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholders constituting the Requisite Stockholder Approval.

2.7 No Undisclosed Liabilities. The Company does not have any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, other than those reflected in the Current Balance Sheet.

2.8 Tax Matters.

(a) Tax Returns. Company and each of its Subsidiaries have prepared and timely filed all Tax returns required to be filed by any of them and such Tax returns are true, complete and correct in all material respects and have been completed in accordance with applicable Laws. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by any Tax authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax returns that Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction, nor is there a reasonable basis for such claim.

(b) Tax Payments and Accruals. Company and each of its Subsidiaries, as of the Effective Time, will have paid all Taxes due and payable by Company or any of its Subsidiaries on or prior to the Effective Time, whether or not shown on any Tax return.

(c) Audits; Deficiencies; Waivers; Rulings. No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. Tax authority (including jurisdictions where Company or its Subsidiaries have not filed Tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Company or any of its Subsidiaries.

(d) FIRPTA; Transfer Taxes. Neither Company nor any of its Subsidiaries has been at any time a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement.

(e) Tax Liens. There are no Liens for Taxes on any of the assets or properties of Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(f) Section 409A Compliance. Company is not a party to any Company Employee Plan or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each Company Employee Plan or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented, maintained and operated in compliance with Section 409A of the Code, and all applicable regulations and IRS guidance promulgated thereunder (“Section 409A”). No additional Tax under Section 409A has been or is reasonably expected to be incurred by a participant in any such Company Employee Plan or other contract, plan, program, agreement, or arrangement.

2.9 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) Company does not own any real property, nor, since inception, has it ever owned any real property. Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to any leased real property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property to which the Company is bound.

2.10 Intellectual Property. To the Knowledge of Company, it is not infringing or misappropriating the intellectual property of any third party and no Person is engaging in any activity that infringes or misappropriates any intellectual property of the Company.

2.11 Litigation. There are no, and during the past three years there have not been any actions, suits, proceedings, claims, arbitrations or investigations pending, or threatened in writing, against Company or any of its respective assets or properties or, to the Knowledge of the Company against its officers or directors or employees (in their capacities as such) respectively, at Law or in equity, or by or before any Governmental Entity. Company is not subject to any outstanding judgment, decree or order of any court or Governmental Entity.

2.12 Compliance with Laws. The Company is, and at all times has been, in compliance with, and not in violation of, all Laws, including all applicable tax, wage and hour, employee benefits/ERISA and other applicable Laws. The Company has not received any notice of or alleging any violation of Laws.

2.13 Minute Books. The minutes of Company delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of Company (and any committees thereof) since the time of incorporation of Company.

2.14 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.15 of the Disclosure Schedule sets forth Company’s current reasonable estimate of all third party expenses expected to be incurred by Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.15 Representations Complete. None of the representations or warranties made by Company (as modified by the Disclosure Schedule) in this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to Company, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees to conduct the business of the Company, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and Ordinary Course. Company shall not, without the prior written consent of Parent, from and after the date of this Agreement:

(a) Incur any liability not otherwise reflected (or specifically anticipated) in the Current Balance Sheet.

(b) take or omit to take any action that would, if taken prior to the execution of this agreement, that would result in a breach of any of the representations, warranties or covenants made by Company in this Agreement;

(c) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect;

(d) enter into any Contract out of the Ordinary Course or restricting in any material respect the conduct of its business;

(e) make any loans or investments (other than advances for business expenses to Company’s or its Subsidiaries’ employees in the Ordinary Course consistent with past custom and practice);

(f) increase or decrease the compensation, incentive arrangements or other compensation or benefits to any officer or employee of Company or its Subsidiaries, hire or terminate an employee or amend any Company Employee Plan; amend any Company security (other than cancelling all outstanding Company options and warrants) or utilize discretion under any employee benefits plan of the Company.

(g) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding Company Capital Stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into its Company Capital Stock, or declare or pay or make any distribution or dividend (whether in cash securities or otherwise) to any of its shareholders or other Persons; or

(h) amend its certificate of incorporation or bylaws (or equivalent documents) or issue or agree to issue any Company Capital Stock or any rights or options to acquire, or securities convertible into or exchangeable for, any of its Company Capital Stock.

4.2 No Solicitation.

(a) Until the Effective Time, Company shall not (nor shall Company permit any of its officers, directors, employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect or agree to effect any such transaction (an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person in the Ordinary Course concerning the business, technologies or properties of Company, or afford to any Person access to their respective business, properties, assets, technologies, books or records, not customarily afforded such access, (C) participate, assist or cooperate with any Person to make an Acquisition Proposal, or (D) enter into any Contract with any Person relating to an Acquisition Proposal. Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (A), (B), (C) or (D) above. In the event that Company or any of Company’s Affiliates shall receive or becomes aware of, prior to the Effective Time or the termination of this Agreement in accordance with Section 4.2 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C), or (D) above, or any request for disclosure or access as referenced in clause (B) above, Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) within twenty-four (24) hours, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request and (z) provide Parent with a copy of any written proposal or materials related to any such Acquisition Proposal or request for information or inquiry.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval.

(a) Company shall, promptly following the execution of the Agreement (but in any event, no later than one hour following the execution of this Agreement) submit this Agreement and the transactions contemplated hereby to the Stockholders for approval, by written consent or by a meeting of Stockholders (the “Stockholder Consent”), and adoption as provided by Delaware Law and the Charter Documents. Such submission, and any proxy or consent in connection therewith, shall include a solicitation of all Company Stockholders and seek approval of (i) the Company Stockholders holding at least a majority of the outstanding Company Capital Stock and (ii) the Company Stockholders holding at least a majority of the outstanding Company Preferred Stock, voting together as a single class on an as-if converted to Company Common Stock basis (such approval, the “Requisite Stockholder Approval”).

5.2 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of Parent, other than communications to stockholders in connection with soliciting the Stockholder Consent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, nor shall any proceeding brought by a Governmental Entity, domestic or foreign, seeking any of the foregoing be threatened or pending.

6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of Company set forth in Article II of this Agreement shall be true, complete and correct in all material respects as of the date of this Agreement and at the Effective Time as though such representation or warranty had been made at the Effective Time (other than the representations and warranties of Company as of a specified date, which shall be true and correct as of such date).

(ii) Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Company, its respective properties or any of its respective officers or directors arising out of, or directly connected to the Merger or the other transactions contemplated by the terms of this Agreement.

(c) Payoff Letters; Release of Liens. Parent shall have received from Company a payoff and settlement/release letter from Silicon Valley Bank as Company’s senior secured creditor, in form and substance reasonably satisfactory to Parent (the “Payoff Letter”).

(d) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or would reasonably be likely to have a Material Adverse Effect since the date of this Agreement.

(e) Stockholder Approval.

(i) Company Stockholders constituting the Requisite Stockholder Approval shall have approved this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby and thereby.

(f) Unanimous Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of Company, which unanimous approval shall not have been revoked.

(g) Key Employee Employment Agreements. Asaf Cidon, Lior Gavish, Ali Ayoub, Kartik Thapar, Barak Srour, Alon Regev, Itay Bleier, Marco Schweighauser and Nadezhda Korshu, all of whom are continuing employees referred to herein as the “Key Employees.” At least 85% of the Key Employees shall have accepted their employment offers with Parent and not voiced or served formal or informal notice of their intent not to become employees of Parent following the Closing.

6.3 Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct.

(b) Company shall have received from Parent its counterpart signature to the settlement/release letter.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Except as otherwise provided in this Agreement, this Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual agreement of Company and Parent;

(b) by Parent, by giving written notice of such termination to Company, if within twenty-four (24) hours following the execution of this Agreement, Requisite Stockholder Approval has not been obtained; and

(c) by Parent, by giving written notice of such termination to Company, if it is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Company contained in this Agreement such that the closing conditions would not be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company, or their respective officers, directors or stockholders, if applicable, except for damages that directly result from intentional, willful or fraudulent breaches of the covenants set forth in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub (or, following the Closing, to the Surviving Company), to:

BARRACUDA NETWORKS, INC.

3175 S Winchester Blvd.

Campbell, CA 95008

Attention: General Counsel

(b)	if to Company (prior to the Closing), to:

SOOKASA INC.

906 S Claremont St.

San Mateo, CA 94402

Attention: Asaf Cidon, CEO

8.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in the Disclosure Schedule or any appendix, schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Any notice, consent, acknowledgement or other item to be delivered by Parent “in writing” hereunder shall only be deemed to be “in writing” if such writing is signed by an officer of Parent which may include David Faugno.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Assignment. This Agreement and its exhibits and schedules (a) constitute the entire agreements between the parties and supersede all prior agreements and understandings, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

8.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Specific Performance. Each of Company, Sub and Parent acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

8.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that his Agreement is a sealed instrument and shall be construed as such under the laws of the State of California.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement to be executed under seal, all as of the date first written above.

BARRACUDA NETWORKS, INC.

/s/ Diane Honda		SEAL
By:	Diane Honda
Its:	VP, General Counsel & Secretary

S ACQUISITION CORP.

/s/ Diane Honda		SEAL
By:	Diane Honda
Its:	Director

SOOKASA INC.

/s/ Asaf Cidon
By:	Asaf Cidon
Its:	Chief Executive Officer

SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER

APPENDIX I

Definitions

For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Action” means any action, suit, proceeding, order or government charge, in each case by or before a Governmental Entity or arbiter.

(b) “Affiliate” means with respect to a Person: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

(c) “Business Day” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company Capital Stock” means the Company Common Stock and Company Preferred Stock and any other shares of capital stock, if any, of Company, taken together.

(f) “Company Common Stock” means shares of common stock, par value $0.00001 per share, of Company.

(g) “Company Preferred Stock” means shares of Founders Preferred Stock, par value $0.00001 and Series A Preferred Stock value $0.00001.

(h) “Company Stockholders” means the holders of Company Capital Stock.

(i) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

(j) “Current Balance Sheet” means the balance sheet of the Company as of the point in time immediately preceding the execution of this Agreement.

(k) “DGCL” means the Delaware General Corporation Law, as amended from time to time.

(l) “GAAP” means United States generally accepted accounting principles consistently applied.

(m) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality in each case federal, state, local, foreign or domestic.

(n) “Indebtedness” means, without duplication, with respect to any Person, (i) all obligations for borrowed money or extensions of credit, including bank overdrafts and advances, (ii) all

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obligations evidenced by bonds, debentures, notes, notes payable, convertible securities or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations for borrowed money or extensions of credit of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed, (vi) any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of the foregoing, (vii) all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the obligations described in clauses (i)-(v) above, of any other Person, (viii) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (ix) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (x) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations determined on a net basis as if such Contract or obligation was being terminated early on such date, (xi) all obligations for deferred or extended payment arrangements to vendors, employees or other Persons, (xii) all bonus amounts payable after the Closing relating to periods prior to the Closing Date, whether or not reserved or accrued in Company’s financial statements as of the Closing Date, and (xiii) all severance, termination, change in control or similar payments to any current or former employee, consultant or contractor of Company payable prior to the Closing or which are triggered in whole or in part by the transactions contemplated by this Agreement.

(o) “Knowledge” means, with respect to Company, the knowledge of Asaf Cidon, Israel Cidon and Lior Gavish.

(p) “Laws” means any federal, state, local, municipal, foreign, national, supranational, or other law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.

(q) “Lien” means any lien, pledge, charge, claim, mortgage, adverse rights, and security interest or other encumbrance of any sort.

(r) “Material Adverse Effect” means any event, change or effect that is materially adverse to the financial condition, properties, assets (whether tangible or intangible), liabilities, employee relationships, customer relationships, business or results of operations of Company, taken as a whole, except for any such events, changes or effects resulting from: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which any party to this Agreement operates that does not disproportionately affect such party; (iii) any outbreak of material hostilities, acts of war, sabotage or terrorism or military actions or any material escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any changes after the date hereof in applicable Laws or accounting rules not uniquely relating to Company; or (v) the effect of any action taken by Parent or Sub or their respective Affiliates (provided such action was without the participation or consent of Company) with respect to the transactions contemplated hereby or with respect to Company, except, in the case of subsections (i) through (iv), if such changes have a disproportionate effect on Company, taken as a whole, relative to other participants in the markets in which Company operates.

(s) Ordinary Course” with respect to a Person means in the ordinary course of business of such Person, consistent with past practice.

(t) “Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

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(u) “Subsidiary” means any corporation, limited liability company, partnership, association, joint venture or other business entity of which Company owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

(v) “Tax” and, collectively, “Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, fees, duties, impositions and liabilities of any kind whatsoever, including taxes based upon or measured by gross receipts, gross income, net income, franchise, alternative or add-on minimum, gains, profits, capital stock, net worth, production, business and occupation, stamp, transfer, sales, use, value added, services, bulk sales, excise, custom duties, ad valorem, property taxes (real, tangible or intangible), estimated, recapture, employment, payroll, social security (or equivalent), fringe benefit, unemployment, disability, severance, withholding, unclaimed property, recapture, premium, windfall profits, utility, telecommunications, license, and registration, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

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